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                                                                   EXHIBIT 10.01

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Employment Agreement") is entered into as of the 19th day of February, 2002, by and between Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership ("Employer" or "Operating Partnership"), Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent") and John C. Goff ("Employee" and together with Crescent and Employer, the "Parties").

                                    RECITALS

         Crescent Real Estate Equities Company ("Crescent") is the sole stockholder of Crescent Real Estate Equities, Ltd. (the "General Partner"), which is the sole general partner of the Operating Partnership, and the owner of a majority of the outstanding limited partner interests in the Employer.

         Employee is currently a valued officer of Crescent and the General Partner, and in these capacities serves the interests of the Employer and Crescent. Employee's skill and talents as a chief executive officer are highly valued by the real estate and investment industries. In order to further the interests of Crescent and the Employer, Crescent, the General Partner, acting as the sole general partner of Employer pursuant to the partnership agreement of Employer, and Employee mutually agree that Employee should be employed by Employer with greater compensation incentives for future services to Employer and Crescent.

         Employee, the Executive Compensation Committee of Crescent (the "Executive Compensation Committee"), and the Employer's Compensation Committee (the "Compensation Committee") have engaged in significant negotiations to determine the amount and form of Employee's compensation for the term of this Employment Agreement. The Executive Compensation Committee of Crescent, and the Employer's Compensation Committee have determined that, as a part of the Compensation Package (as defined herein) to Employee and as an integral part of Employer and Employee's agreement regarding employment for the next five years, Employee shall receive the right to (i) earn 300,000 restricted shares of common stock (the "Restricted Stock") of Crescent under the Third Amended and Restated 1995 Crescent Real Estate Equities Company Stock Incentive Plan, (ii) earn an option to purchase 221,429 units of Employer under the 1996 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan ("the 1996 Plan") and (iii) earn an option to purchase an additional 1,278,571 units of Employer (the options described in (ii) and (iii) collectively referred to as the "Unit Options"). There will be additional conditions related to the earning of the Restricted Stock and the Unit Options, which are set forth, respectively, in (a) that certain Restricted Stock Agreement, dated of even date herewith, and (b) that certain Unit Option Agreement, dated of even date herewith, and (c) that certain Unit Option Agreement dated of even date herewith, all of which are attached as exhibits to this Employment Agreement and which form a part of this Employment Agreement for all purposes.


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         The Compensation Package provided for herein is intended to compensate
Employee for services performed by Employee for Employer from and after February 19, 2002 and during the term of this Employment Agreement and thereafter for the postemployment obligations of Employee, including confidentiality and noncompetition, such compensation being expressly contingent on Employee's fulfillment of these service and other requirements as set forth herein. The compensation described in this Employment Agreement has been negotiated by Employer and Employee in lieu of much more significant future cash compensation for the future services of Employee. Furthermore, Employee's ability to earn Restricted Stock and Unit Options under this Employment Agreement shall be prospective only and shall be earned only while this Employment Agreement is in effect.

         Crescent and Employer has previously discussed these matters with Employee, and Employee desires to accept such employment on such terms.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

                                   PROVISIONS

                  1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with Employer upon the terms and conditions hereinafter set forth. Without regard to this Agreement and the Compensation Package described herein, Employee represents and agrees that he has been fully and completely compensated for all services rendered prior to the date of this Agreement by Employee to any of Crescent, Employer, the General Partner and each of their respective affiliates.

                  2. DUTIES. Subject to the powers of the Employer to elect and remove employees, Employee will serve Employer as its Chief Executive Officer (or in such other executive function as Employer may determine) and will perform, faithfully and diligently, the services and functions relating to such employment, or otherwise reasonably incident to such employment, as may be reasonably designated from time to time by Employer. Employee will devote his time, attention, skills, benefits and best efforts to the performance of his duties hereunder and to the promotion of the business and interests of Employer and its affiliates. Employee will not, without the prior written consent of the Operating Partnership, become engaged in any other activity requiring significant time or personal services by Employee that will conflict with the proper performance of any such duties under this Employment Agreement. Employer hereby acknowledges that Employee has a broad and varied range of investment interests and agrees that Employee must devote such reasonable time and attention to the proper and judicious management of such interests as may be reasonably required from time to time. Accordingly, nothing contained in this Employment Agreement shall limit or be deemed to limit Employee's investment activities, and Employee's engaging in such activities shall not be deemed to be a breach or violation of this Employment Agreement; provided,

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however, Employee shall not undertake new investment activities that will materially interfere with the performance of Employee's duties hereunder.

                  3. TERM. Unless sooner terminated pursuant to the provisions hereof, the term of this Employment Agreement (the "Term") shall be for a term of five years, commencing on the date of this Employment Agreement and terminating February 19, 2007.

                  4. COMPENSATION. As compensation for his services rendered under this Employment Agreement as well as for certain postemployment obligations, Employee will be entitled to receive the following (the "Compensation Package"):

                  (a) Salary. During the Term, Employee will be paid an annual salary of $750,000.00, payable monthly. At any time and from time to time, the Salary may be increased if so determined by the General Partner or its Compensation Committee after a review of Employee's performance of his duties hereunder.

                  (b) Bonus. In addition to the Salary, Employee will be entitled to receive such bonuses as may be determined by the General Partner or its Compensation Committee.

                  (c) Unit Options. During the Term, Employee may earn the right to options to purchase 1,500,000 Units of the Operating Partnership, as evidenced by the form of the Unit Option Agreements, attached hereto as Exhibits A and B.

                  (d) Restricted Stock. During the Term, Employee may earn the Restricted Stock , as evidenced by the form of the Restricted Stock Agreement, attached hereto as Exhibit C.

                  (e) Benefits. During the Term, Employee will be entitled to receive such group benefits as Employer may provide to its other employees at comparable salaries and responsibilities to those of Employee not less favorable than those provided any employee of Employer.

                  (f) Expenses. Employer will reimburse Employee for all reasonable and necessary out-of-pocket travel and other expenses incurred by Employee in rendering services required under this Employment Agreement, on a monthly basis upon submission of a detailed monthly statement and reasonable documentation.

                  5. CONFIDENTIALITY; NON-COMPETITION. Employee will have access to confidential information with respect to Employer, its affiliates, and their operations and policies. Therefore, Employee agrees to the following:

                  (a) Acknowledgement of Proprietary Interest. Employee recognizes the proprietary interest of Employer and its affiliates in any Confidential


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         Information (as hereinafter defined) of Employer and its affiliates.
         Employee acknowledges and agrees that any and all Confidential Information learned by Employee during the course of his engagement by Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, will be and is the property of Employer and its affiliates. Employee further acknowledges and understands that his disclosure of any Confidential Information and/or proprietary information will result in irreparable injury and damage to Employer and its affiliates. As used herein, "Confidential Information" means all confidential and proprietary information of Employer and its affiliates, including without limitation information derived from reports, investigations, experiments, research, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, financial projections, cost summaries, pricing formula, and all other concepts, ideas, materials, or information prepared or performed for or by Employer or its affiliates. "Confidential Information" also includes information related to the business, products or sales of Employer or its affiliates, or any of their respective customers, other than information that is otherwise publicly available. Employee acknowledges that he has been provided, is contemporaneously herewith being provided and will be provided Confidential Information by the Employer.

                  (b) Covenant Not-to-Divulge Confidential Information. Employee acknowledges and agrees that Employer and its affiliates are entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the employment of Employee and for the Compensation Package being paid to Employee by Employer, Employee agrees at all times during the Term and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by Employer and its affiliates to further the business of Employer and its affiliates, and not to use except in the pursuit of the business of the Employer and its affiliates, the Confidential Information, without the prior written consent of the Operating Partner, including Confidential Information developed by Employee.

                  (c) Return of Materials at Termination. In the event of any termination or cessation of his employment with Employer for any reason whatsoever, Employee will promptly deliver to Employer all documents, data and other information pertaining to Confidential Information. Employee will not take any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential Information.

                  (d) Competition. Employee has previously entered into a Non-Competition Agreement, and acknowledges that such Non-Competition Agreement is now in full force and effect in order to carry out the terms of this Paragraph. The Non-Competition Agreement is attached as Exhibit D.


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                  6. TERMINATION. The employment relationship created hereby will terminate upon the occurrence of any of the following events:

                  (a) The expiration of the Term as set forth in Section 3 above;

                  (b) The death of Employee;

                  (c) The Disability of Employee;

                  (d) The resignation of Employee from employment with the Operating Partnership, the General Partner and Crescent, by written notice delivered to Employer;

                  (e) Written notice to Employee from the General Partner, acting on behalf of the Operating Partnership, of termination from employment with the Operating Partnership, the General Partner and Crescent, for Just Cause;

                  (f) The voluntary resignation by Employee from employment with the Operating Partnership, the General Partner and Crescent, for Good Reason within 24 months following a Change in Control ("Resignation for Good Reason") or,

                  (g) Written notice to Employee from the General Partner, acting on behalf of the Operating Partnership, of termination from employment with the Operating Partnership, the General Partner and Crescent, for any reason other than as set forth in Sections 6(a), 6(b), 6(c), 6(d) or 6(e).

         Notwithstanding anything to the contrary in this Employment Agreement, the provisions of Section 5 will survive any termination, for whatever reason, of Employee's employment under this Employment Agreement. In addition to the rights, if any, under the Unit Option Agreements and the Restricted Stock Agreement, in the event of the termination of Employee's employment prior to the completion of the Term, Employee or his estate, as the case may be, will be entitled only to the Salary payable pursuant to Section 4 hereof through the end of the calendar month in which termination occurs, except that if Employee's employment is terminated pursuant to Sections 6(b), 6(c), 6(f) or 6(g), Employee will be entitled to receive a payment equal to one year's Salary at the rate in effect immediately prior to the termination together with an amount equal to Employee's highest bonus paid in the 12 month period immediately preceding termination of Employee's employment.

         For the purposes of this Employment Agreement:

         For purposes of this Agreement, "Disability" shall mean the absence of the Employee from the Employee's duties with the Operating Partnership, General Partner and Crescent on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness or injury which renders Employee unable to perform all of the material and substantial duties of his


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         employment, as it existed immediately prior to such illness or injury, and which is reasonably be expected to be permanent.

         "Just Cause" shall mean (i) an act, acts or omission involving a felony, fraud, willful misconduct, or gross negligence, (ii) commission of any act that causes or reasonably might be expected to cause substantial injury to the Operating Partnership or the General Partner or is against the material best interests of the Operating Partnership of the General Partner, (iii) an uncured breach of any of Employee's material duties under this Employment Agreement, or (iv) an uncured breach of any material provision of the Noncompetition Agreement.

         "Good Reason" shall mean (A) a reduction in the amount of Employee's aggregate cash compensation (including base salary and any bonus) payable within any twelve-month period following a Change in Control below the amount of such aggregate cash compensation paid to, or accrued by the General Partner with respect to, Employee in the twelve-month period immediately preceding the change in control; (B) the assignment of Employee to any employment status other than a position reasonably equivalent to a chief executive officer and having duties comparable to those exercised by Employee immediately before the Change in Control, or (C) a geographical relocation or attempted relocation of Employee to an office more than fifty (50) miles distant from Fort Worth, Texas, without Employee's consent.

         "Change in Control" shall mean the acquisition of 15% or more of the voting securities of Crescent Real Estate Equities Company (Crescent) by any person or by persons acting as a group within the meaning of
         Section 13(d)(3) of the Exchange Act (other than an acquisition by a person or group meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) promulgated under the Exchange Act, or by any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of Crescent or of its subsidiaries, including a trust established pursuant to such plan. However, no Change in Control or threatened Change in Control shall be deemed to have occurred (A) if before the acquisition of, or offer to acquire, 15% or more of the voting securities of Crescent, the full Board of Directors of Crescent (the "Board") has adopted by not less than two-thirds vote a resolution specifically approving such acquisition or offer or (B) from (I) a transfer of Crescent's voting securities by Richard E. Rainwater ("Rainwater") to (a) a member of Rainwater's immediate family (within the meaning of Rule 16a-1(e) of the Exchange Act) either during Rainwater's lifetime or by will or the laws of descent and distribution; (b) any trust as to which Rainwater or a member (or members) of his immediate family (within the meaning of Rule 16a-1(e) of the Exchange Act) is the beneficiary; (c) any trust as to which Rainwater is the settlor with sole power to revoke; (d) any entity over which Rainwater has the power, directly or indirectly, to direct or cause the direction of the management and policies of the entity, whether through the


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         ownership of voting securities, by contract or otherwise; or (e) any charitable trust, foundation or corporation under Section 501(c)(3) of the Code that is funded by Rainwater; or (II) the acquisition of voting securities of Crescent by either (a) Rainwater or (b) a person, trust or other entity described in the foregoing clauses (I)(a)-(e) of this subparagraph. The term "person" shall mean an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

                  7. REMEDIES. Employee recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions or provisions of this Employment Agreement (either actual or threatened) by Employee, Employer's and its affiliates remedies at law will be inadequate. Accordingly, Employee agrees that in such event, Employer and its affiliates will have the right of specific performance and/or injunctive relief in addition to any and all other remedies and rights at law or in equity, and such rights and remedies will be cumulative.

                  8. ACKNOWLEDGEMENTS. Employee acknowledges and recognizes that the enforcement of any of the provisions set forth in Section 5 and/or Exhibit C will not interfere with Employee's ability to pursue a proper livelihood. Employee recognizes and agrees that the enforcement of this Employment Agreement is necessary to ensure the preservation and continuity of the business and good will of Employer and its affiliates.

                  9. NOTICES. Any notices, consents, demands, requests, approvals and other communications to be given under this Employment Agreement by either party to the other will be deemed to have been duly given if given in writing and personally delivered or sent by mail, registered or certified, postage prepaid with return receipt requested, as follows: if to Employer, to Executive Compensation Committee, Board of Directors of Crescent, 777 Main, Ste. 2100, Fort Worth, Texas 76102; or if to Employee, to John C. Goff, 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of three days after mailing.

                  10. ENTIRE AGREEMENT. Subject to the provisions of Section 22, Integration, below, this Employment Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements and understandings, oral or written between the parties hereto. No modification or amendment of any of the terms, conditions or provisions herein may be made otherwise than by written agreement signed by the parties hereto.

                  11. GOVERNING LAW; VENUE. This Employment Agreement and the rights and obligations of the parties hereto will be governed, construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of


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conflicts of laws thereof. The parties agree that this Employment Agreement shall be performable in Tarrant County, Texas.

                  12. PARTIES BOUND; ASSIGNMENT. This Employment Agreement and the rights and obligations hereunder will be binding upon and inure to the benefit of Employer and Employee, and their respective successors and assigns. Employer will have the right to assign this Employment Agreement to Crescent, or any of its subsidiaries or affiliated entities, or to Employer's successors or assigns. The terms "successors" and "assigns" will include any person, corporation, partnership or other entity that buys all or substantially all of Employer's assets or all of its equity interests, or with which Employer merges or consolidates. The rights, duties or benefits to Employee hereunder are personal to him, and no such right or benefit may be assigned by him. The parties hereto acknowledge and agree that Employer's affiliates are third party beneficiaries of the covenants and agreements of Employee set forth in Section 6 above.

                  13. CHOICE OF FORUM. The parties hereto agree that should any suit, action or proceeding arising out of this Employment Agreement be instituted by any party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Employment Agreement), such suit, action or proceeding shall be instituted only in a state or federal court in Tarrant County, Texas. Each of the parties hereto consents to the in personam jurisdiction of any such state or federal court in Tarrant County, Texas and waives any objection to the venue of any suit, action or proceeding. The parties recognize that courts outside Tarrant County, Texas may also have jurisdiction over suits, actions or proceedings arising out of this Employment Agreement, and in the event that any party hereto shall institute a proceeding involving this Employment Agreement in a jurisdiction outside Tarrant County, Texas, the party instituting such proceeding shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in Tarrant County, Texas, including without limitation or additional expenses incurred as a result of litigating in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for parties, witnesses, experts and support personnel.

                  14. SERVICE OF PROCESS. Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Employment Agreement may be made in the manner and to the address set forth in Section 11 and service thus made shall be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

                  15. ENFORCEABILITY. If, for any reason, any provision contained in this Employment Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Employment Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that



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the court should reform such covenant to such narrower scope as it determines enforceable.

                  16. WAIVER OF BREACH. The waiver by any party hereto of a breach of any provision of this Employment Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

                  17. CAPTIONS. The captions in this Employment Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

                  18. COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Employment Agreement, the prevailing party will be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

                  19. OTHER OBLIGATIONS. Employee represents and warrants that he has not as of the execution of this Employment Agreement assumed any obligations inconsistent with those contained herein.

                  20. AFFILIATE. An "affiliate" of any party hereto will mean any person controlling, controlled by or under common control with such party.

                  21. COUNTERPARTS. This Employment Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument, but only one of which need be produced.

                  22. INTEGRATION. The parties agree that the Unit Option Agreements, Restricted Stock Agreements, and Non-Compete Agreements attached hereto as Exhibits A, B, C, and D, respectively, are an integral part of this Employment Agreement, are incorporated by reference in their entirety into this Employment Agreement, and form a significant portion of the consideration for the Employment Agreement between Employer and Employee. This Employment Agreement shall be interpreted in conjunction with all Exhibits attached hereto, and any ambiguities shall be resolved by taking into account the intent of the Parties that the Employment Agreement and the Exhibits attached hereto are part of an integrated employment and compensation arrangement.


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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

                                            Crescent Real Estate Equities, L.P.:


                                            By: /s/ Dennis H. Alberts
                                                ----------------------------
                                                Authorized Signature


                                            Employee:

                                                /s/ John C. Goff
                                                ----------------------------


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